Exhibit 3.10

                     ARTICLES OF AMENDMENT
                 TO ARTICLES OF INCORPORATION OF
              FAMILY STEAK HOUSES OF FLORIDA, INC.
                   Florida Document No. H77974

     FAMILY STEAK HOUSES OF FLORIDA, INC., pursuant to Section
607.1006, Florida Statutes, does hereby file the following
Articles of Amendment and state:

     1.     That the name of the corporation is FAMILY STEAK
HOUSES OF FLORIDA, INC. (the "Corporation").

     2. That Article I of the Articles of Incorporation of the Corporation, is hereby amended to read as follows:

                            ARTICLE I

     The name of the corporation shall be EACO Corporation.

     3. That the foregoing amendment was approved by a majority of the outstanding shares of the Corporation's common stock entitled to vote on this amendment at a regular meeting of shareholders held on June 17, 2004, and the number of votes cast was sufficient for approval.

     4. The effective date of this amendment shall be the date of filing of these Articles of Amendment.

     IN WITNESS WHEREOF, the undersigned President of this Corporation has executed these Articles of Amendment on the 18th day of June, 2004.

                       FAMILY STEAK HOUSES OF FLORIDA, INC.


                       By: /s/ Edward B. Alexander
                           Edward B. Alexander, President